Exhibit 99.1

J & J Snack Foods Announces Down Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales but lower earnings for its third quarter and nine months ended June 28, 2008.

Sales for the third quarter increased 9% to $176.8 million from $162.5 million in last year's third quarter. Net earnings decreased 13% to $10.8 million from $12.5 million last year. Earnings per diluted share were $.57 for the June quarter compared to $.66 last year. Operating income decreased 7% to $17.4 million this year from $18.8 million in the year ago period.

For the nine months ended June 28, 2008, sales increased 11% to $452.0 million from $406.7 million in last year's nine months. Net earnings decreased 23% to $16.7 million in the nine months from $21.6 million last year. Earnings per diluted share were $ .88 for the nine months compared to $1.14 last year. Operating income decreased 21% to $25.5 million from $32.1 million in the year ago period.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented; “Despite overall sales growth of over 9 percent and significantly improved operating income from our retail supermarket segment, our overall earnings declined. Although pricing initiatives helped to counter soaring input costs, particularly wheat and dairy based ingredients, our profits for the quarter were negatively impacted by the higher costs.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDYRAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

***CHILL is a registered trademark of Wells Dairy, Inc.

	Consolidated Statement of Operations
	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
	(in thousands)

Net sales	$176,839	$162,510	$451,966	$406,692
Cost of goods sold	121,087	106,852	320,427	273,379
Gross profit	55,752	55,658	131,539	133,313
Operating expenses	38,298	36,852	106,069	101,177
Operating income	17,454	18,806	25,470	32,136
Other income	532	451	1,969	1,914
Earnings before income taxes	17,986	19,257	27,439	34,050
Income taxes	7,166	6,760	10,724	12,415
Net earnings	$ 10,820	$ 12,497	$ 16,715	$ 21,635

Earnings per diluted share	$ .57	$ .66	$ .88	$1.14
Earnings per basic share	$ .58	$ .67	$ .89	$1.16
Weighted average number of diluted shares	18,981	19,055	19,013	18,988
Weighted average number of basic shares	18,762	18,677	18,772	18,606

	Consolidated Balance Sheets
	June 28, 2008	September 29, 2007
	(in thousands)

Current assets, excluding auction market preferred stock	$153,281	$124,164
Property, plant & equipment, net	94,426	93,222
Goodwill	60,314	60,314
Other intangibles, net	54,766	58,333
Auction market preferred stock	35,200	41,200
Other	3,074	3,055
Total	$401,061	$380,288

Current liabilities	74,262	64,601
Long-term obligations under capital leases	404	474
Deferred income taxes	19,180	19,180
Other long term obligations	1,908	451
Stockholders' equity	305,307	295,582
Total	$401,061	$380,288

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-665-9533, x 268